Contact: Gilbert L. Danielson
Executive Vice President
Chief Financial Officer
404-231-0011

Aaron's, Inc.
Reports Second Quarter Results

•	Lease Revenues Up 5%; Total Revenues $552.1 Million

•	Same Store Revenues Increase 1.9%

•	Net Earnings $25.9 Million; Diluted EPS $.34

•	Non-GAAP Diluted EPS of $.50 Excluding Special Charges

ATLANTA, July 24, 2013 - Aaron's, Inc. (NYSE: AAN), a leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories, today announced revenues and earnings for the three and six months ended June 30, 2013.
For the second quarter of 2013, revenues increased 2% to $552.1 million compared to $538.6 million for the second quarter in 2012. Net earnings were $25.9 million versus $36.2 million last year. Diluted earnings per share were $.34 compared to $.47 per share a year ago.
For the first six months of this year, revenues increased 2% to $1.147 billion compared to $1.125 billion for the first six months of 2012. Net earnings were $76.9 million versus $107.5 million last year. Diluted earnings per share for the first half were $1.00 for 2013 compared to $1.40 in 2012.
Included in pre-tax earnings for the second quarter of 2013 is an additional $15 million accrual for loss contingencies for pending legal and regulatory proceedings. Most of our total accruals for legal and regulatory loss contingencies as of June 30, 2013 relate to a pending regulatory investigation by the California Attorney General into Aaron's leasing, marketing and privacy practices. The Company is continuing to cooperate in the investigation, and while the outcome of the investigation is inherently uncertain, the Company currently anticipates achieving a comprehensive resolution without litigation. We reassess our estimates of legal and regulatory accruals on a quarterly basis, and any final settlement or adjudication of our legal and regulatory proceedings that are pending from time to time could possibly be less than, or could materially exceed, the aggregate loss contingencies accrued by the Company. In addition, during the quarter $4.9 million of charges were recorded related to retirement and a change in vacation policies. In the first quarter of 2012, the Company recognized $35.5 million of income related to the settlement of a lawsuit.
Excluding from all periods the accrual for the California regulatory investigation, the retirement and vacation related charges and the 2012 reversal of a lawsuit-related accrual, net earnings for the second quarter of 2013 would have been $38.6 million compared to $36.2 million for the same period in 2012, and earnings per share assuming dilution would have been $.50 compared to $.47 a year ago, a 6% increase. Net earnings for the six months of 2013 would have been $89.6 million compared to $85.5 million last year, and earnings per share assuming dilution would have been $1.17 versus $1.11 last year, a 5% increase.
"The Company continues to experience positive same store revenue growth and nonGAAP net earnings for the second quarter were within expectations," said Ronald W. Allen, Chairman, President and Chief Executive Officer of Aaron's. "However, we were expecting better revenue and customer growth during the quarter, but the financial headwinds and general economic stress we saw in the first quarter on our customers continued into the second quarter. Shipments of products to our franchisees again were below last year's numbers, as customers of our franchised stores are experiencing similar economic challenges. We anticipate these trends will continue in the near term, but remain very positive and optimistic on the long term prospects for the Company. We are planning several new promotions for the remainder of the year to stimulate growth in revenues and customers."
"Although non-GAAP earnings were up, the special charges recorded in the quarter lowered our overall earnings," Mr. Allen continued. "In addition, our HomeSmart weekly rental business grew in revenues, but overall performance was less than expected. We have recently made several changes in the HomeSmart management team and continue to solidify our business model. We remain quite positive on the weekly concept, and plan to open an additional five stores by the end of the year, as well as a significant number of new HomeSmart stores in 2014 and beyond."

Same store revenues (revenues earned in Company-operated stores open for the entirety of both quarters) increased 1.9% during the second quarter of 2013 compared to the second quarter of 2012, and customer count on a same store basis was up 1.6%. For Company-operated stores open over two years at the end of June 2013, same store revenues increased 0.6% during the second quarter of 2013 compared to the second quarter of 2012. The Company had 1,128,000 customers and its franchisees had 599,000 customers at the end of the most recent quarter, a 5% increase in total customers over the number at the end of the second quarter a year ago (customers of franchisees, however, are not customers of Aaron's, Inc.).
During the first six months of this year, the Company generated approximately $116 million of cash flow from operations, and had $211 million of cash on hand at the end of June 2013. The Company did not reacquire shares during the first six months, but has authorization to purchase an additional 4,044,655 shares.

Division Results
Aaron's Sales & Lease Ownership division revenues increased $9.5 million, or 2%, in the second quarter of 2013 to $533.2 million compared to $523.7 million in revenues in the second quarter of 2012. Sales and lease ownership revenues for the first half of 2013 increased 1% to $1.108 billion compared to $1.095 billion for the same period a year ago.
Revenues of the HomeSmart division were $15.8 million, a 16% increase over the $13.7 million in revenues in the second quarter of 2012. HomeSmart revenues for the first six months of 2013 were $32.7 million versus $26.2 million for the same period a year ago, a 25% increase.

Components of Revenue
Consolidated lease revenues and fees for the second quarter and first half of 2013 increased 5% and 6%, respectively, over the comparable previous year periods. In addition, franchise royalties and fees increased 4% in both the second quarter and first six months compared to the same periods in 2012. The increases in the Company's franchise royalties and fees are the result of an increase in revenues of the Company's franchisees, which collectively had revenues of $246.2 million during the second quarter and $518.6 million for the first six months, an increase of 4% and 3%, respectively, over the comparable 2012 periods. Same store revenues and customer counts for franchised stores were up 1.7% and 3.3%, respectively, for the second quarter compared to the same quarter last year (revenues and customers of franchisees, however, are not revenues and customers of Aaron's, Inc.).    Non-retail sales, which are primarily, sales of merchandise to Aaron's Sales and Lease Ownership franchisees, decreased 10% for the second quarter and 16% for the first six months compared to the same periods last year due to less demand by franchisees.

Store Count
During the second quarter of 2013, the Company opened five Company-operated Aaron's Sales & Lease Ownership stores, 12 franchised stores and two RIMCO stores. The Company also acquired two franchised stores. Two Company-operated Aaron's Sales & Lease Ownership stores and two franchised stores were closed during the quarter.
Through the three and six months ended June 30, 2013, the Company awarded area development agreements to open nine and 12 additional franchised stores, respectively. At June 30, 2013, there were area development agreements outstanding for the opening of 168 franchised stores over the next several years.
At June 30, 2013, the Company had 1,235 Company-operated Aaron's Sales & Lease Ownership stores, 756 franchised Aaron's Sales & Lease Ownership stores, 78 Company-operated HomeSmart stores, one franchised HomeSmart store, 22 Company-operated RIMCO stores, and six franchised RIMCO stores. The total number of stores open at June 30, 2013 was 2,098.

Third Quarter and Full Year 2013 Outlook
The Company is updating its guidance for 2013 and expects to achieve the following:

•	Third quarter revenues (excluding revenues of franchisees) of approximately $550 million.

•	Third quarter diluted earnings per share in the range of $.48 to $.52 per share.

•	Fiscal year 2013 revenues (excluding revenues of franchisees) of approximately $2.30 billion, a decrease over the previous guidance of approximately $2.35 billion.

•	GAAP fiscal year 2013 diluted earnings per share in the range of $1.98 to $2.06.

•
Non-GAAP fiscal year 2013 diluted earnings per share in the range of $2.15 to $2.23, a change from the previous guidance of $2.15 to $2.27, which excludes the accrual for the regulatory investigation and the retirement and vacation related charges.

•	EPS guidance does not assume any significant repurchases of the Company's Common Stock.

•
New store growth of approximately 4% to 6% over the store base at the end of 2012, for the most part an equal mix between Company-operated and franchised stores, and including a small number of HomeSmart stores. This will be a net store growth after any opportunistic merging or disposition of stores.

•	The Company will continue, as warranted, to consolidate or sell stores not meeting performance goals.

•	The Company also plans to continue to acquire franchised stores or sell Company-operated stores to franchisees as opportunities present themselves.

Conference Call
Aaron's will hold a conference call to discuss its quarterly financial results on Thursday, July 25, 2013, at 10:00 a.m. Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company's website, www.aaronsinc.com, in the “Investor Relations” section. The webcast will be archived for playback at that same site.
Aaron's, Inc., based in Atlanta, currently has more than 2,098 Company-operated and franchised stores in 48 states and Canada. The Company's Woodhaven Furniture Industries division manufactured approximately $95 million, at cost, of furniture and bedding at 14 facilities in seven states in 2012. Most of the production of Woodhaven is for shipment to Aaron's stores.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron's, Inc.'s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, litigation, customer privacy, information security, customer demand and other issues, and the other risks and uncertainties discussed under “Risk Factors” in the Company's Annual

Report on Form 10-K for the fiscal year ended December 31, 2012. Statements in this release that are “forward-looking” include without limitation Aaron's projected revenues, earnings, and store openings for future periods and statements regarding our legal and regulatory accruals for loss contingencies.

Aaron's, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended		(Unaudited) Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues:
Lease Revenues and Fees	$436,688	$414,968	$904,792	$850,074
Retail Sales	8,884	8,459	23,303	22,207
Non-Retail Sales	86,785	96,376	177,740	211,939
Franchise Royalties and Fees	16,834	16,142	35,034	33,647
Other	2,873	2,674	6,336	6,748
Total	552,064	538,619	1,147,205	1,124,615

Costs and Expenses:
Retail Cost of Sales	5,307	4,700	13,661	12,424
Non-Retail Cost of Sales	79,369	88,580	162,198	193,462
Operating Expenses	251,924	237,573	505,878	472,483
Regulatory Investigation	15,000	—	15,000	—
Retirement and Vacation Charges	4,917	—	4,917	—
Lawsuit Income	—	—	—	(35,500)
Depreciation of Lease Merchandise	154,422	148,406	322,625	306,567
Total	510,939	479,259	1,024,279	949,436

Operating Profit	41,125	59,360	122,926	175,179
Interest Income	770	896	1,522	1,776
Interest Expense	(1,508)	(1,666)	(3,019)	(3,336)
Earnings Before Income Taxes	40,387	58,590	121,429	173,619

Income Taxes	14,533	22,346	44,575	66,149

Net Earnings	$25,854	$36,244	$76,854	$107,470

Earnings Per Share	$0.34	$0.48	$1.01	$1.42
Earnings Per Share Assuming Dilution	$0.34	$0.47	$1.00	$1.40

Weighted Average Shares Outstanding	75,901	75,927	75,831	75,949
Weighted Average Shares Outstanding Assuming Dilution	76,589	76,979	76,579	77,006

Selected Balance Sheet Data
(In thousands)
(Unaudited)

	June 30, 2013	December 31, 2012
Cash and Cash Equivalents	$210,665	$129,534
Investments	93,409	85,861
Accounts Receivable, Net	58,473	74,157
Lease Merchandise, Net	965,909	964,067
Property, Plant and Equipment, Net	231,678	230,598
Other Assets, Net	315,078	328,712

Total Assets	1,875,212	1,812,929

Senior Notes	125,000	125,000
Total Liabilities	659,684	676,803
Shareholders' Equity	$1,215,528	$1,136,126

Use of Non-GAAP Financial Information:

This press release presents the Company's net earnings and diluted earnings per share excluding second quarter 2013 charges of $15 million for a regulatory investigation and $4.9 million of retirement and vacation related charges, as well as the reversal of a $35.5 million charge recorded in the first quarter of 2012 related to a previously announced lawsuit verdict against the Company, and associated legal fees and expenses. These measures are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”).

Management regards the circumstances of these special charges as not arising out of the ordinary course of business. The adjustments include matters that are not entirely susceptible to prediction or effective management, and consequently management believes that presentation of net earnings and diluted earnings per share excluding these adjustments is useful because it gives investors supplemental information to evaluate and compare the performance of the Company's underlying core business from period to period. Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company's GAAP basis net earnings and diluted earnings per share, which are also presented in the press release. Please refer to our Current Report on Form 8-K furnishing this earnings release to the SEC on the date hereof for further information on our use of non-GAAP financial measures.

Reconciliation of Net Earnings and Earnings Per Share Assuming Dilution to Non-GAAP
Net Earnings and Earnings Per Share Assuming Dilution
(In thousands, except earnings per share)

	(Unaudited) Three Months Ended June 30,		(Unaudited) Six Months Ended June 30,
	2013	2012	2013	2012
Net Earnings	$25,854	$36,244	$76,854	$107,470
Add Regulatory Investigation Accrual, Net of Taxes (1)	9,603	—	9,603	—
Add Retirement and Vacation Related Charges, Net of Taxes (2)	3,148	—	3,148	—
Deduct Accrued Lawsuit Income, Net of Taxes (3)	—	—	—	(21,975)
Non-GAAP Net Earnings Assuming Dilution	$38,605	$36,244	$89,605	$85,495

Earnings Per Share Assuming Dilution	$0.34	$0.47	$1.00	$1.40
Add Regulatory Investigation Accrual	0.13	—	0.13	—
Add Retirement and Vacation Related Charges	0.04	—	0.04	—
Deduct Accrued Lawsuit Income	—	—	—	(0.29)

Non-GAAP Earnings Per Share Assuming Dilution (4)	$0.50	$0.47	$1.17	$1.11

Weighted Average Shares Outstanding Assuming Dilution	76,589	76,979	76,579	77,006

(1)	Net of taxes of $5,397 for the three and six months ended June 30, 2013 calculated using the effective tax rate for the three months ended June 30, 2013.

(2)	Net of taxes of $1,769 for the three and six months ended June 30, 2013 calculated using the effective tax rate for the three months ended June 30, 2013.

(3)	Net of taxes of $13,525 for the six months ended June 30, 2012 calculated using the effective tax rate for the six months ended June 30, 2012.

(4)	In some cases the sum of individual EPS amounts may not equal total EPS calculations.

Reconciliation of 2013 Projected Guidance for Earnings Per Share
Assuming Dilution to Non-GAAP Earnings Per Share Assuming Dilution

	Low Range	High Range
Projected Earnings Per Share Assuming Dilution	$1.98	$2.06
Add Regulatory Investigation Accrual	0.13	0.13
Add Retirement and Vacation Related Charges	0.04	0.04
Projected Non-GAAP Earnings Per Share Assuming Dilution	$2.15	$2.23